Exhibit 10.8

RELYPSA, INC.

FIRST AMENDMENT TO

OFFER LETTER AGREEMENT

JOHN A. ORWIN

This FIRST AMENDMENT TO OFFER LETTER AGREEMENT (this “Amendment”) is entered into effective as of August 8, 2014, by and between RELYPSA, INC. (the “Company”) and JOHN A. ORWIN (“Executive”) (collectively, the “Parties”).

RECITAL:

WHEREAS, the Parties entered into that certain offer letter dated April 26, 2013 (the “Offer Letter”); and

NOW, THEREFORE, in consideration of the promises, mutual covenants, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. The last sentence of Section 3.3 of the Offer Letter shall be deleted in its entirety.

2. The following section shall replace in its entirety Section 4.5.3 of the Offer Letter:

“4.5.3 Without Cause or for Good Reason Other Than During a Change in Control Period. If Company terminates your employment without Cause, or you terminate your employment for Good Reason other than during a Change in Control Period (as defined below), the Company shall pay you all base salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, upon your furnishing to the Company an effective waiver and release of claims in the form attached hereto as Exhibit A (or in such other form as may be specified by the Company) (the “Release”) within the time period set forth therein, but in no event later than forty-five (45) days following your termination date, you shall be entitled to the following:

(i) an amount equal to twelve (12) months of your base salary as in effect as of your termination date, less applicable withholdings, and paid in a single cash lump sum on the first regular payroll date following the date of the Release becomes effective and irrevocable;

(ii) the Company shall notify you of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to your date of termination pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If you elect to receive such continued healthcare coverage, the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents, less the amount of your monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the date the Release becomes effective and irrevocable through the earlier of (i) the last day of the twelfth (12th) full calendar month following the date the Release becomes effective and irrevocable and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). You shall notify the Company immediately if you become covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this Section 4.5.3(ii), you may, if eligible, elect to continue healthcare coverage at your expense in accordance the provisions of COBRA;

(iii) your outstanding and unvested equity awards, including, without limitation, each Option and restricted stock award, shall immediately vest and, if applicable, become exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to the number of shares that would have vested had you remained employed with the Company for an additional twelve (12) months following the date of termination.”

3. The following section shall be added as a new Section 4.5.4 of the Offer Letter:

4.5.4 Without Cause or for Good Reason During a Change in Control Period. If Company terminates your employment without Cause, or you terminate your employment for Good Reason during the twelve (12) month period of time commencing upon the effective date of a Change in Control (a “Change in Control Period”), the Company shall pay you all base salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, upon your furnishing to the Company an effective Release within the time period set forth therein, but in no event later than forty-five (45) days following your termination date, you shall be entitled to the following:

(i) an amount equal to (i) twelve (12) months of your annual base salary as in effect as of your termination date plus (ii) your target annual bonus award, pro-rated based on the total number of days elapsed in the calendar year as of the termination date, but only if, as of the date of your termination of employment, the Company and you were “on target” to achieve all applicable performance goals for such annual bonus as determined by the Board or a committee of the Board in their sole discretion. Such amount will be subject to applicable withholdings and payable in a single lump sum cash payment on the first regular payroll date following the date the Release becomes effective and irrevocable;

(ii) the Company shall notify you of any right to continue group health plan coverage sponsored by the Company or an affiliate of the Company immediately prior to your date of termination pursuant to the provisions of COBRA. If you elect to receive such continued healthcare coverage, the Company shall directly pay, or reimburse you for, the premium for you and your s covered dependents, less the amount of your monthly premium contributions for such coverage prior to termination, for the period commencing on the first day of the first full calendar month following the date the Release becomes effective and irrevocable through the earlier of (i) the last day of the twelfth (12th) full calendar month following the date the Release becomes effective and irrevocable and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). You shall notify the Company immediately if you become covered by a group health plan of a subsequent employer. After the Company ceases to pay premiums pursuant to this Section 4.5.4(ii), you may, if eligible, elect to continue healthcare coverage at your expense in accordance the provisions of COBRA;

(iii) your outstanding and unvested equity awards, including, without limitation, each Option and restricted stock award, shall immediately vest and, if applicable, become exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, in each case, with respect to one hundred percent (100%) of the then-unvested shares subject to such outstanding award effective as of immediately prior to such termination date.”

4. The following section shall replace in its entirety Section 4.10 of the Offer Letter:

“4.10 Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date of the Agreement, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If the Company determines that any provision of this Agreement would cause you to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor), the Company and you shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A.

4.10.1 Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Section 4 unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (“Separation from Service”) and, except as provided under Section 4.10.2 of this Agreement, any such amount shall not be paid, or in the case of installments, commence payment, until the sixtieth (60th) day following your Separation from Service. Any installment payments that would have been made to you during the sixty (60) day period immediately following your Separation from Service but for the preceding sentence shall be paid to you on the sixtieth (60th) day following your Separation from Service and the remaining payments shall be made as provided in this Agreement.

4.10.2 Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if you are deemed at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (a) the expiration of the six (6)-month period measured from the date of your Separation from Service or (b) the date of your death. Upon the first day of the seventh (7th) month following the date of the your Separation from Service, all payments deferred pursuant to this Section 4.10.2 shall be paid in a lump sum to you, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

4.10.3 Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, any such reimbursements payable to you pursuant to this Agreement shall be paid to you no later than December 31st of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and your right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

4.10.4 Installments. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.”

5. The following sections are hereby added as new Section 4.11, 4.12 and 4.13 of the Offer Letter:

“4.11 No Other Severance. The provisions of this Section 4 shall supersede in their entirety any severance payment or other arrangement provided by the Company, including, without limitation, any severance plan of the Company.

4.12 No Requirement to Mitigate; Survival. You shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of your employment shall not impair the rights or obligations of any party.

4.13 Certain Reductions. The Company shall reduce your severance benefits under this Agreement, in whole or in part, by any other severance benefits, pay in lieu of notice, or other similar benefits payable to you by the Company in connection with your termination, including but not limited to payments or benefits pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (ii) any Company policy or practice providing for you to remain on the payroll without being in active service for a limited period of time after being given notice of the termination of your employment. The benefits provided under this Agreement are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of your termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.”

6. This Amendment, together with the Offer Letter, as amended hereby, sets forth the Parties’ entire understanding and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of the Company in respect of the subject matter hereof.

7. All terms and provisions of the Offer Letter not amended hereby, either expressly or by necessary implication, shall remain in full force and effect. From and after the date of this Amendment, all references to the term “Agreement” in the Offer Letter shall include the terms contained in this Amendment.

8. This Amendment may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the Parties hereto or, in the case of a waiver, by the party waiving compliance.

9. If any contest or dispute shall arise under this Amendment, each Party hereto shall bear its own legal fees and expenses.

10. This Amendment and all disputes relating to this Amendment shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and performed entirely in California. The Parties hereto acknowledge that this Amendment constitutes the minimum contacts to establish personal jurisdiction in California and agree to a California court’s exercise of personal jurisdiction. The Parties hereto further agree that any disputes relating to this Amendment shall be brought in courts located in the State of California.

11. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. The execution of this Amendment may be by actual or facsimile signature.

(Signature page follows)

IN WITNESS WHEREOF, the Parties hereto have each duly executed this FIRST AMENDMENT TO OFFER LETTER AGREEMENT effective as of the date and year first written above.

RELYPSA, INC.

By:	/s/ Ronald A. Krasnow
Name:	Ronald A. Krasnow
Title:	Senior Vice President, General Counsel

EXECUTIVE:

/s/ John A. Orwin
Name: John A. Orwin

[Signature Page to First Amendment to Offer Letter Agreement – John A. Orwin]